The following was released to press on December 8, 1995:


SALOMON INC APPOINTS THREE NEW BOARD MEMBERS

DAVID O. MAXWELL, JOHN L. HASELTINE AND SHIGERU MYOJIN

NEW YORK, DECEMBER 8, 1995 - At its regularly scheduled meeting on December 6, 1995, the Salomon Inc Board of Directors elected three new members, effective February 7, 1996, the date of its next regularly scheduled Board meeting. The new Board members are David O. Maxwell, the retired Chairman and Chief Executive Officer of Fannie Mae (Federal National Mortgage Association); John L. Haseltine, a Managing Director of Salomon Brothers and a member of its Operating Committee responsible for Salomon Brothers' Global Fixed Income Business; and Shigeru Myojin, Vice Chairman of Salomon Brothers and a member of its Operating Committee responsible for Global Proprietary Trading and Risk Management.

Robert E. Denham,  Chairman and Chief Executive  Officer of Salomon Inc, stated:
"David Maxwell has been conspicuously successful in both corporate management and public service and will bring great talent and energy to our Board. John Haseltine and Sugar Myojin are outstanding managers who will bring to the Board judgment and experience based on a combined 35 years at the firm. I am delighted with these additions to our Board."

David O. Maxwell retired as Chairman of the Board and Chief Executive Officer of Fannie Mae on January 31, 1991. He joined Fannie Mae in February 1981 and was elected chairman and chief executive officer in May 1981. From 1970 to 1973, he served as general counsel of the U.S. Department of Housing and Urban Development; and from 1967 to 1970, he was Insurance Commissioner, then Secretary of Administration and Budget Secretary of the Commonwealth of Pennsylvania.

In 1987-1988, Mr. Maxwell served as Vice Chairman of the National Housing Task Force. Several of the Task Force's key recommendations for changes in federal housing policy have subsequently been enacted into law.

A graduate of Yale University and Harvard Law School, Mr. Maxwell practiced law in Philadelphia from 1959 to 1967. He was a candidate for the U.S. Congress in 1960 and served as an officer in the U.S. Navy from 1955 to 1959.

Mr. Maxwell is a member of the Boards of Directors of Corporate Partners, L.P.; Financial Security Assurance Holdings Ltd. (FSA); Hechinger Company; Potomac Electric Power Company (PEPCO); and SunAmerica Inc. He is a member of the boards of trustees of The Brookings Institution, WETA (the public television and radio stations in metropolitan Washington, D.C.), The Enterprise Foundation, The European Institute, and Arena Stage. He is a member of the Trustees' Council of the National Gallery of Art and is a Life Trustee of The Urban Institute.


John L. Haseltine is a Managing Director of Salomon Brothers and a Member of the Salomon Brothers Operating Committee and the Salomon Inc Risk Management Committee. He is in charge of the Firm's Global Fixed-Income Business.

Mr. Haseltine began his career at Salomon Brothers in 1976 as a transportation bond trader. In 1978 he began trading corporate bonds. He was named a Vice President in 1978 and was appointed as Managing Director in 1984. From February 1986 to January 1988 he was responsible for the contractual trading, primarily whole loans, within the Mortgage Trading Department. He ran the Corporate Bond Department, which includes Emerging Market Debt, then was in charge of the Global Credit Markets Department until his current assignment. Prior to joining Salomon Brothers, Mr. Haseltine worked in the Bond Department at Republic National Bank of Dallas for three years.

Born in Missouri on 1947, Mr. Haseltine received a B.S. in Finance from Northwestern University in 1969 and an M.B.A. from the University of Missouri in 1973. Mr. Haseltine served in the U.S. Army from June 1969 to March 1972 as a lieutenant in Military Intelligence.

Shigeru Myojin is Vice Chairman of Salomon Brothers Inc, responsible for firmwide proprietary trading and risk management. He is also a member of the Operating Committee and the Management Board and chairs the Risk Management Committee of Salomon Inc.

Mr Myojin joined the firm in 1979 after having worked for Yamaichi Securities for six years. He was promoted to Director in 1986, Managing Director in 1988 and Vice Chairman in 1995. Before being named Vice Chairman, he was co-Chief Executive Officer of Salomon Brothers Asia Limited.

Born in Nagoya, Japan in 1949, Mr Myojin received a B.A. from Chuo University, Tokyo in 1973.